Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of TC PipeLines GP, Inc., General Partner of TC PipeLines, LP

We consent to the incorporation by reference in the registration statement (Nos. 333-141488 and 333-156114) on Form S-3 of TC PipeLines, LP of our report dated February 24, 2009, with respect to the balance sheets of Northern Border Pipeline Company as of December 31, 2008 and 2007, and the related statements of income, comprehensive income, cash flows, and changes in partners’ equity for each of the years in the three-year period ended December 31, 2008, which report appears in the December 31, 2008 annual report on Form 10-K of TC PipeLines, LP.

/s/ KPMG LLP

Houston, Texas

February 26, 2009